Exhibit 10.24


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


This Amended and Restated Employment Agreement, dated September 08, 2003, is between ION Networks, Inc., a Delaware corporation (the "Company"), and Norman
E. Corn, an individual residing at 29 Lalique Drive, Montville, NJ 07045 ("Executive").


WHEREAS, the Company and Executive have entered into an Employment Agreement (the "Employment Agreement"), dated August 16, 2003, (the "Effective Date"); and


WHEREAS, the Company and Executive desire to amend and restate the Employment Agreement as set forth herein.


NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Position and Responsibilities.

         1.1 Position. Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Executive by the Chairman of the Board of Directors. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company's sole discretion.

         1.2 Other Activities. Executive shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Chairman of the Board of Directors, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company.

         1.3 No Conflict. Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other


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                  employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.       Compensation and Benefits.

         2.1 Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary equivalent to $10,000 per month for the first three months after the Effective Date, $20,000 per month for the fourth through sixth month following the Effective Date (unless the Company employs a Chief Operating Officer during the first six months after the Effective Date, in which case Executive's salary for the fourth to sixth months will be reduced to $16,000), and $15,000 per month for the seventh through twelfth months after the Effective Date (the "Base Salary"). The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. Executive's Base Salary shall be reduced by withholdings required by law. Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

         2.2 Stock Options. The Company shall recommend to the Compensation Committee and to the Board of Directors (the "Board") that Executive be provided with non-qualified stock options to purchase 1,000,000 shares of the Common Stock of the Company on the Effective Date, an additional 250,000 shares of the Common Stock of the Company ninety days after the Effective Date, and an additional 250,000 shares of the Common Stock of the Company 180 days after the Effective Date, as long as Executive remains employed by the Company on each such date. This recommendation will be considered for approval at the Company's next Board meeting. The price per share of any approved options will be determined at that meeting. Executive's entitlement to any stock options that may be approved is conditioned upon Executive's signing of a separate Stock Option Agreement. Stock options to purchase 750,000 shares of the Common Stock of the Company shall automatically vest upon a Change in Control (as defined below) which occurs within (6) months after the Effective Date as long as Executive remains employed by the Company on the date of the occurrence of a Change in Control and the remainder of the options granted hereunder shall vest automatically upon a Change in Control which occurs six (6) months after the Effective Date as long as Executive remains employed by the Company on such date; provided, however, if the surviving company of such Change in Control offers Executive continued employment at a level comparable to that existing immediately prior to the Change in Control, such non-qualified options shall not vest automatically but shall vest in accordance to the vesting schedule set forth in the Stock Option Agreement.

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                  A Change in Control is defined as (i) a sale of all or
                  substantially all of the assets or all of the outstanding equity of the Company or (ii) the merger or consolidation of the Company with or into another entity or any other corporate reorganization if persons who were not shareholders of the Company immediately prior to such merger, consolidation or reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting powers of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

         2.3 Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.

         2.4 Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement guidelines, as they may be amended in the Company's sole discretion.

         2.5 Incentive Compensation. Executive will be eligible for incentive compensation when the Board and the stockholders of the Company (if required by the securities laws and related rules and regulations) approve a new incentive compensation plan.

         2.6 D&O Insurance. The Company shall provide Executive with the same level of insurance coverage under the Company's D&O insurance policies as provided to similarly situated employees and shall reimburse Executive up to an aggregate amount of $100,000 (which is equal to the deductible amount under such policies) for any amounts incurred by Executive in connection with any claims, demands, suits, judgments, losses or expenses covered by the Company's D&O insurance policies as determined by the insurers.

         2.7 Indemnification. To the extent not covered by the D&O insurance policies set forth in Section 2.6, the Company agrees to indemnify and hold Executive harmless from and against any claims, demands, suits, judgments, losses or expenses (including reasonable attorney's fees) incurred by Executive in connection with Executive's performance of his duties under this Agreement; provided, however, the Company shall have no obligation to indemnify Executive under this

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                  Section 2.7 if such claims, demands, suits, judgments, losses or expenses (including reasonable attorney's fees) directly or indirectly arose from or out of or were the result of (i) a breach of Executive's obligations set forth in this Agreement,
                  (ii) Executive's failure to follow the reasonable directions of the Board or (iii) Executive's gross negligence, misconduct, error or omission in the performance of his duties hereunder.

         2.8 Approval. The terms and conditions of this Agreement shall be subject to the approval of the Compensation Committee and the Board.

3.       At-Will Employment.

The employment of Executive shall be "at-will" at all times. The Company or Executive may terminate Executive's employment with the Company at any time, without any advance notice, for any reason or no reason at all. The at-will relationship may not be modified by anything contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company (except for any vested rights Executive may have under any Company benefit plan(s) provided under Section 2.3 or his right to continue benefits under COBRA) under this Agreement shall cease.

4.       Termination Obligations.

         4.1 Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

         4.2 Resignation and Compensation. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company. Executive shall be compensated on a per diem basis (based on his Base Salary) and shall be reimbursed for all reasonable unpaid out-of-pocket expenses for which Executive provides the Company proper documentation on a timely basis.


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5.       Inventions and Proprietary Information; Prohibition on Third Party
         Information.

         5.1 Proprietary Information. Executive hereby covenants, agrees and acknowledges as follows:

                  (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its business.

                  (b) Executive's employment hereunder creates a relationship of confidence and trust between Executive and the Company with respect to certain information pertaining to the business of the Company or pertaining to the business of any customer of the Company which may be made known to the Executive by the Company or by any customer of the Company or learned by the Executive during the period of Executive's employment by the Company.

                  (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise becomes known to it (including, without limitation, information created, discovered or developed by, or made known to, Executive during the period of Executive's employment or arising out of Executive's employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

                  (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Executive's employment by the Company which pertains to the Company's actual or contemplated business, products, intellectual property or processes of the Company (collectively hereinafter referred to as "Developments"), shall be the sole property of the Company and will be promptly and fully disclosed by Executive to the Board without any additional


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                           compensation therefor, including, without limitation,
                           all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Developments made, developed or created by Executive as aforesaid. The Company shall own all right, title and interest in and to the Developments and such Developments shall be considered "works made for hire" for the Company under US Copyright Law. If any of the Developments are held for any reason not to be "works made for hire" for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, Executive irrevocably assigns, without further consideration, any and all right, title and interest in and to the Developments to the Company, including any and all moral rights, and "shop rights" in the Developments recognized by applicable law. Executive irrevocably agrees to execute any document requested by the Company to give effect to this Section 5.1 such as assignment of invention or other general assignments of intellectual property rights, without additional compensation therefor.

                  (e) Executive will keep confidential and will hold for the Company's sole benefit any Development which is to be the exclusive property of the Company under this Section 5.1 irrespective of whether any patent, copyright, trademark or other right or protection is issued in connection therewith.

                  (f) Executive also agrees that Executive will not, without the prior approval of the Board use for Executive's benefit or disclose at any time during Executive's employment by the Company, or thereafter, except to the extent required by the performance by Executive of Executive's duties, any information obtained or developed by Executive while in the employ of the Company with respect to any Developments or with respect to any customers, clients, suppliers, products, services, prices, executives, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by Executive not permitted hereunder. Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which is or becomes publicly available other than as a result of disclosure by the Executive; (ii) information

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                           designated in writing by the Company as no longer
                           confidential, or (iii) information known by Executive as of the Effective Date and identified as such in writing to the Board. Executive will comply with all intellectual property disclosure policies established by the Company from time to time with respect to the Company's confidential information, including without respect to Developments.

         5.2 Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

         5.3 Injunctive Relief. Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach.

6.       LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT.

         6.1 Non-Competition. During the term of this Agreement, and for six (6) months after the termination of Executive's employment with the Company (unless during such six (6) month period, the Company is dissolved, in which such case such non-compete period shall terminate prior to the end of the six (6) month period), Executive shall not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, officer, or director for any person or entity who or which engages in a substantially similar business as the Company. For purposes of this Agreement the Company is currently engaged in the business of designing, developing, manufacturing or selling network infrastructure security solutions.

         6.2 Non-Solicitation. Executive shall not, during his or her employment and for a period of six (6) months immediately after termination of his or her employment, for any reason, either directly or indirectly: (a) call on, solicit, or take away any of the Company's customers or potential customers


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                  about whom Executive became aware or with whom Executive had contact as a result of Executive's employment with the Company, either for benefit of Executive or for any other person or entity; or (b) solicit, induce, recruit or encourage any of the Company's employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of the Executive or on behalf of any other person or entity.

         6.3 Limitations; Remedies. The Executive further agrees that the limitations set forth in this Section 6 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company. If any of the restrictions contained in Sections 6.1 and 6.2 are deemed by a court or arbitrator to be unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the parties agree that such court or arbitrator may modify such restriction to the extent necessary to render it enforceable and enforce such restriction in its modified form. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

7.       Alternative Dispute Resolution.

         The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Executive's employment with the Company, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration. The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.


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         Claims Executive may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party's right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

         Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in or near South Plainfield, New Jersey and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before a single arbitrator licensed to practice. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. This agreement to mediate and arbitrate survives termination of Executive's employment.

8.       Amendments; Waivers; Remedies.

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.       Assignment; Binding Effect.

         9.1 Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

         9.2 Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.      Severability.

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.


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11.      Taxes.

All amounts paid under this Agreement (including without limitation Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12.      Governing Law.

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey conflict of laws principles.

13.      Interpretation.

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.      Obligations Survive Termination of Employment.

Executive agrees that any and all of Executive's obligations under this agreement, shall survive the termination of employment and the termination of this Agreement.

15.      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

16.      Authority.

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

17.      Entire Agreement.

This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

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Executive acknowledges Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands the agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive's own judgment and not on any representations or promises other than those contained in this agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

ION NETWORKS, INC.                                  EXECUTIVE:
/s/ Stephen M. Deixler                              /s/ Norman E. Corn
------------------------------------------          -------------------
Stephen M. Deixler                                  Norman E. Corn
Chairman of the Board of Directors